Exhibit 4.3

LINCOLN EDUCATIONAL SERVICES CORPORATION
AMENDED AND RESTATED 2005 NON-EMPLOYEE
DIRECTORS RESTRICTED STOCK PLAN

1.	Purpose of the Plan

The Plan is intended to encourage ownership of Common Stock by Non-Employee Directors of the Company, upon whose judgment and interest the Company is dependent for its successful operation and growth, in order to increase their proprietary interest in the Company’s success and to encourage them to serve as directors of the Company.

2.	Definitions and Rules of Construction

(a)                 Definitions.  For purposes of the Plan, the following capitalized words shall have the meanings set forth below:

“Annual Meeting” means an annual meeting of the Company’s stockholders.

“Award” means an award of Restricted Stock or Restricted Stock Units made pursuant to the terms of the Plan.

“Award Document” means an agreement, certificate or other type or form of document or documentation approved by the Committee which sets forth the terms and conditions of an Award.  An Award Document may be in written, electronic or other media, may be limited to a notation on the books and records of the Company and, unless the Committee requires otherwise, need not be signed by a representative of the Company or a Non-Employee Director.

“Board” means the Board of Directors of the Company, including any directors who may be participants in the Plan.

“Change in Control” means

(i)            when a “person” (as defined in Section 3(a)(9) of the Exchange Act), including a “group” (as defined in Section 13(d) and 14(d) of the Exchange Act), either directly or indirectly becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of 25% or more of either (i) the then outstanding Common Stock, or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company; (2) any acquisition by the Company; or (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company;

(ii)          when, during any period of 24 consecutive months of service, the individuals who, at the beginning of such period, constitute the Board (the “Company Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof; provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to be a Company Incumbent Director if such director was elected by, or on the recommendation of or with the approval of at least two-thirds of the directors of the Company, who then qualified as Company Incumbent Directors;

(iii)         consummation of a merger, amalgamation or consolidation of the Company with any other corporation, the issuance of voting securities of the Company in connection with a merger, amalgamation or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (each, a “ Business Combination”), unless, in each case of a Business Combination, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Common Stock outstanding immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock and 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Common Stock; or

(iv)        a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company.

“Code” means the Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations thereunder.

“Committee” means the Compensation Committee of the Board or such other committee appointed by the Board to administer the Plan.

“Common Stock” means the common stock of the Company, no par value per share, or such other class of share or other securities as may be applicable under Section 9(b) hereof.

“Company” means Lincoln Education Services Corporation, or any successor to substantially all of its business.

“Date of Grant” means the date on which a Non-Employee Director is granted an Award.

“Deferral Election” means a Non-Employee Director’s irrevocable, written election to defer his Award of Restricted Stock in accordance with Section 8 hereof.

“Deferral Plan” means the Company’s 2005 Deferred Compensation Plan or any successor plan thereto.

“Effective Date” means the date on which the Plan, as amended and restated, is approved by the stockholders of the Company.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” means (i) if the Common Stock is listed on a securities exchange or is traded over the Nasdaq Stock Market, the closing sales price on such exchange or over such system on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, or (ii) if the Common Stock is not listed on a securities exchange or traded over the Nasdaq Stock Market, the mean between the bid and offered prices as quoted by the Nasdaq Stock Market for such date, provided that if it is determined that the fair market value is not properly reflected by such Nasdaq Stock Market quotations, Fair Market Value shall be determined by such other method as the Committee determines in good faith to be reasonable.

“Non-Employee Director” means a director of the Company who is not an officer or employee of the Company or any Subsidiary.

“Plan” means this Lincoln Educational Services Corporation Amended and Restated Non-Employee Directors Restricted Stock Plan, as described herein.

“Plan Limit” has the meaning assigned to such term in Section 5 hereof.

“Restricted Stock” means restricted shares of Common Stock granted to a Non-Employee Director pursuant to Section 7 hereof.  One share of Restricted Stock corresponds to one share of Common Stock.

“Restricted Stock Units” mean a contractual right to receive shares of Common Stock at a subsequent date upon satisfaction of the conditions to vesting and settlement pursuant to Section 8 hereof.  One Restricted Stock Unit corresponds to one share of Common Stock.

“Subsidiary” means (i) a corporation or other entity with respect to which the Company, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation’s board of directors or analogous governing body, or (ii) any other corporation or other entity in which the Company, directly or indirectly, has an equity or similar interest and which the Committee designates as a Subsidiary for purposes of the Plan.  For purposes of determining eligibility for the grant of Incentive Stock Options under the Plan, the term “Subsidiary” shall be defined in the manner required by Section 424(f) of the Code.

“Vesting Date” has the meaning assigned to such term in Section 8(c) hereof.

(b)                Rules of Construction.  The masculine pronoun shall be deemed to include the feminine pronoun and the singular form of a word shall be deemed to include the plural form, unless the context requires otherwise.  Unless the text indicates otherwise, references to sections are to sections of the Plan.

3.	Administration

(a)                 Authority.  Subject to the provisions of Section 12 hereof, the Committee shall have authority to (i) construe and interpret the provisions of the Plan and any Award Document, (ii) to establish such rules and procedures as may be necessary or advisable to administer the Plan, (iii) to make all determinations necessary or advisable for the administration of the Plan, including, without limitation, factual and legal determinations, (iv) to employ such legal counsel, independent auditors and consultants as it deems desirable for the administration of the Plan and to rely upon any opinion or computations received therefrom and (v) to correct any defects, supply any omission or reconcile any inconsistency in any Award Document or the Plan; provided, however, that no such interpretation or determination shall change or affect the selection of persons eligible to receive an Award under the Plan, the number of shares authorized under the Plan or the terms and conditions thereof.  The interpretation and construction by the Committee of any provision of the Plan or of any Award Document shall made in the Committee’s sole discretion and shall be final, binding and conclusive for all purposes and upon all persons interested herein.

(b)                Delegation.  To the extent not prohibited by applicable laws, rules and regulations, the Committee may, from time to time, delegate some or all of its authority under the Plan to a subcommittee or subcommittees thereof or other persons or groups of persons as it deems necessary, appropriate or advisable under such conditions or limitations as it may set at the time of such delegation or thereafter.

(c)                 Liability of Committee and its Delegates.  Subject to applicable laws, rules and regulations:  (i) no member of the Board or Committee (or its delegates) shall be liable for any good faith action, omission or determination made in connection with the operation, administration or interpretation of the Plan and (ii) the members of the Board or the Committee (and its delegates) shall be entitled to indemnification and reimbursement in the manner provided in the Company’s Certificate of Incorporation as it may be amended from time to time.  In the performance of its responsibilities with respect to the Plan, the Committee shall be entitled to rely upon information and advice furnished by the Company’s officers or employees, the Company’s accountants, the Company’s counsel and any other party the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in reliance upon any such information or advice.

4.	Eligibility

Awards under the Plan shall be granted pursuant to the provisions hereof to persons who are Non-Employee Directors.

5.	Common Stock Subject to the Plan

(a)                Plan Limit.   Subject to Section 9(b) hereof, the Company is authorized to issue up to 700,000 shares of Common Stock under the Plan (the “Plan Limit”).  Such shares may be authorized but unissued shares of Common Stock or reacquired shares of Common Stock held in the treasury of the Company.

(b)                Rules Applicable to Determining Shares Available for Issuance.  The number of shares of Common Stock remaining available for issuance will be reduced by the number of shares of Common Stock subject to outstanding Awards and, for Awards that are not denominated by shares, by the number of shares actually delivered upon settlement or payment of the Award.  For purposes of determining the number of shares of Common Stock that remain available for issuance under the Plan, the number of shares that are tendered by a participant or withheld by the Company to pay the exercise price of an Award or to satisfy the participant’s tax withholding obligations in connection with the vesting, exercise or settlement of an Award will not be added back to the Plan Limit.  In addition, for purposes of determining the number of shares that remain available for issuance under the Plan, the number of shares corresponding to Awards under the Plan that are forfeited or cancelled or otherwise expire for any reason without having been exercised or settled or that is settled through the issuance of consideration other than shares (including, without limitation, cash) shall be added back to the Plan Limit and again be available for the grant of Awards.

6.	Awards in General

(a)                 General.  The terms and conditions of each Award shall be set forth in an Award Document, which shall contain terms and conditions not inconsistent with the Plan.  Each Award made to a Non-Employee Director under the Plan shall be granted for no consideration other than the provision of services (or such minimum payment as may be required under applicable law) or for such other consideration as the Committee may determine.

(b)                Effect of Termination of Service.  Notwithstanding any provision of the Plan to the contrary, in the event that a Non-Employee Director’s service on the Board terminates, the Committee shall have full authority and discretion to accelerate the vesting of an Award, which provisions may be specified in the applicable Award Document or determined at a subsequent time.  In the absence of any action by the Committee to the contrary, upon such termination of service, the Non-Employee Director’s Award shall, to the extent unvested, be immediately forfeited as of such date of termination of service.  The date of a Non-Employee Director’s termination of service from the Board for any reason shall be determined in the sole discretion of the Committee.'

7.	Terms and Conditions of Restricted Stock Awards

The terms of this Section 7 are subject to the terms and provisions set forth above in Section 6.

(a)               Annual Grants of Restricted Stock.  Subject to the provisions of Sections 7 and 8, on the date of each Annual Meeting, each Non-Employee Director shall automatically receive an Award of shares of Restricted Stock equal to $55,000 (based on the Fair Market Value of a share of Common Stock on the Date of Grant) for service as a director of the Company, provided that such Non-Employee Director shall continue to serve as a director of the Company immediately after such Annual Meeting.

(b)           Vesting.  Unless otherwise set forth in an Award Document, an Award of Restricted Stock shall vest and become nonforfeitable on the first anniversary of the Date of Grant (subject to early vesting, if so provided by the Committee in its sole discretion in the applicable Award Document or at a subsequent time, upon a Change in Control of the Company).

(c)                Issuance of Shares.  A certificate representing the whole shares of Common Stock covered by an Award of Restricted Stock shall be issued in the Non-Employee Director’s name, subject to the terms and conditions of the Plan and the applicable Award Document, promptly after the Date of Grant, and such a Non-Employee Director shall be deemed to own such number of whole shares of Common Stock, including, without limitation, for purposes of dividends and voting, as of the Date of Grant.  The Board may require that the certificate evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Award of Restricted Stock, the Eligible Director shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award of Restricted Stock.

(d)                Restrictions on Transfer of Restricted Stock.  Unless the Committee determines otherwise, Restricted Stock shall not be transferable other than by the laws of descent and distribution until such Restricted Stock has vested pursuant to Section 7(b) but, in no event, prior to the expiration of a period of six (6) months from the Date of Grant.

8.	Deferral Election; Terms and Conditions of Restricted Stock Unit Awards

The terms of this Section 8 are subject to the terms and provisions set forth above in Section 6.

(a)                Deferral Election.  Notwithstanding any provision of Section 7, each Non-Employee Director may, in the discretion of the Committee, be given the opportunity to irrevocably elect to defer under the Deferral Plan receipt of all or any portion of an Award of Restricted Stock otherwise receivable by him under paragraph (a) or (b) of Section 7 through a Deferral Election.  Except for the year in which a Non-Employee Director becomes eligible to participate in the Plan, any Deferral Election must be made by a Non-Employee Director within the requisite time specified by the Committee, but in no event later than December 31st of the taxable year prior to the year in which the applicable Award of Restricted Stock is granted to such Non-Employee Director.  For the first year in which a Non-Employee Director becomes eligible to participate in the Plan, a Non-Employee Director must make a Deferral Election within 30 days after the date he or she becomes eligible to participate in the Plan.

(b)                Grant of Restricted Stock Units.  When a Non-Employee Director makes a Deferral Election, he shall receive a number of Restricted Stock Units in lieu of, and equal to, the number of shares of Restricted Stock that is subject to such Deferral Election.  The Non-Employee Director shall receive an Award of these Restricted Stock Units on the same date that the Award of Restricted Stock subject to the Deferral Election otherwise would have been granted to him under paragraph (a) or (b), as applicable, of Section 7.  Except as otherwise provided by the Committee in any Award Document, the terms and conditions applicable to an Award of Restricted Stock Units are described in this Section 8.

(c)                 Vesting.  Unless otherwise set forth in an Award Document, an Award of Restricted Stock Units shall vest and become nonforfeitable on the first anniversary of the Date of Grant (each, a “Vesting Date”) (subject to early vesting, if so provided by the Committee in its sole discretion in the applicable Award Document or at a subsequent time, including, without limitation, upon a Change in Control of the Company).

(d)                No Issuance of Shares; Deferral.  Subject to Section 8(f), upon an Award of Restricted Stock Units, or a portion thereof, becoming vested, no shares of Common Stock shall be issued to the Non-Employee Director.  Instead, the Restricted Stock Units shall be credited, without any further action on the part of the Non-Employee Director, to the Non-Employee Director’s deferred compensation account under the Deferral Plan on the applicable Vesting Date.  Any Restricted Stock Units credited to the Deferral Plan shall be held in the Deferral Plan as Restricted Stock Units until such time as they are settled through the delivery of shares of Common Stock in accordance with the terms and conditions of the Deferral Plan.

(e)               Restrictions on Transfer of Restricted Stock Units.  Unless the Committee determines otherwise, Restricted Stock Units shall not be transferable other than by the laws of descent and distribution.

(f)                 Dividend Equivalent Payments.  Unless the Committee determines otherwise, if the Company pays any cash or other dividend or makes any other distribution in respect of the shares of Common Stock underlying an Award of Restricted Stock Units, or a portion thereof, before such Restricted Stock Units are credited to the Deferral Plan in accordance with the terms of Section 8(d), the Company shall maintain a bookkeeping record to which such amount of the dividend or distribution in respect of such shares of Common Stock shall be credited to an account for the Non-Employee Director and distributed in whole shares of Common Stock at the time the Award, or portion thereof is vested.

(g)               No Rights as a Stockholder.  Except as otherwise provided by the Committee in the applicable Award Document, a Non-Employee Director shall have no rights as a stockholder with respect to any Awards of Restricted Stock Units or any value thereof deferred under the Deferral Plan.

9.	No Restriction on Right of Company to Effect Corporate Changes

(a)           Authority of the Company and Stockholders.  The existence of the Plan, the Award Documents and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the shares of Common Stock or the rights thereof or which are convertible into or exchangeable for shares of Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(b)               Change in Capitalization.  Notwithstanding any provision of the Plan or any Award Document, the number and kind of shares authorized for issuance under Section 5 of the Plan shall be equitably adjusted in the manner deemed necessary by the Committee in the event of a stock split, reverse stock split, stock dividend, recapitalization, reorganization, partial or complete liquidation, reclassification, merger, consolidation, separation, extraordinary cash dividend, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase shares at a price substantially below Fair Market Value, or any other corporate event or distribution of stock or property of the Company affecting the shares of Common Stock in order to preserve, but not increase, the benefits or potential benefits intended to be made available under the Plan.  In addition, upon the occurrence of any of the foregoing events, the number and kind of shares subject to any outstanding Award and the exercise price per share (or the grant price per share, as the case may be), if any, under any outstanding Award shall be equitably adjusted in the manner deemed necessary by the Committee (including by payment of cash to a participant) in order to preserve the benefits or potential benefits intended to be made available to participants.  Unless otherwise determined by the Committee, such adjusted Awards shall be subject to the same restrictions and vesting or settlement schedule to which the underlying Award is subject.

10.	Miscellaneous

(a)                 Tax Withholding.  The Company or a Subsidiary, as appropriate, may require any individual entitled to receive a payment in respect of an Award to remit to the Company, prior to such payment, an amount sufficient to satisfy any applicable tax withholding requirements.  In the case of an Award payable in shares of Common Stock, the Company or a Subsidiary, as appropriate, may permit or require such individual to satisfy, in whole or in part, such obligation to remit taxes by directing the Company to withhold shares that would otherwise be received by such individual or to repurchase shares that were issued to such individual to satisfy the minimum statutory withholding rates for any applicable tax withholding purposes, in accordance with all applicable laws and pursuant to such rules as the Committee may establish from time to time.  The Company or a Subsidiary, as appropriate, shall also have the right to deduct from all cash payments made to a participant (whether or not such payment is made in connection with an Award) any applicable taxes required to be withheld with respect to such payments.

(b)                No Right to Awards or Continued Directorship.  Nothing in the Plan shall confer upon any Non-Employee Director the right to continue as a director of the Company or affect any right that the Company or any Non-Employee Director may have to terminate the service of such Non-Employee Director.

(c)                Section 16(b) of the Exchange Act.  The Plan is intended to comply in all respects with Section 16(b) of the Exchange Act.

(d)               Securities Law Restrictions.  An Award may not be exercised or settled, and no shares may be issued in connection with an Award, unless the issuance of such shares (i) has been registered under the Securities Act of 1933, as amended, (ii) has qualified under applicable state “blue sky” laws (or the Company has determined that an exemption from registration and from qualification under such state “blue sky” laws is available) and (iii) complies with all applicable foreign securities laws.  The Committee may require each Non-Employee Director purchasing or acquiring shares of Common Stock pursuant to an Award under the Plan to represent to and agree with the Company in writing that such Non-Employee Director is acquiring the shares of Common Stock for investment purposes and not with a view to the distribution thereof.  All certificates for shares of Common Stock delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any exchange upon which the shares of Common Stock are then listed, and any applicable securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(e)                Headings.  The headings of sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

(f)                Satisfaction of Obligations.  Subject to applicable law, the Company may apply any cash, Shares, securities or other consideration received upon exercise or settlement of an Award to any obligations a participant owes to the Company and the Subsidiaries in connection with the Plan or otherwise, including, without limitation, any tax obligations or obligations under a currency facility established in connection with the Plan.

(g)                No Limitation on Corporate Actions.  Nothing contained in the Plan shall be construed to prevent the Company or any Subsidiary from taking any corporate action, whether or not such action would have an adverse effect on any Awards made under the Plan.  No participant, beneficiary or other person shall have any claim against the Company or any Subsidiary as a result of any such action.

(h)                Successors.  All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(i)                  Expenses.  The cost and expenses of administering the Plan shall be borne by the Company.

(j)                  Governing Law.  The Plan and all agreements entered into under the Plan shall be construed in accordance with and governed by the laws of the State of New York.

(k)           Unfunded Plan.  The Plan is intended to constitute an unfunded plan for incentive compensation.  Prior to the issuance of Shares in connection with an Award, nothing contained herein shall give any participant any rights that are greater than those of a general unsecured creditor of the Company.  In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Shares with respect to awards hereunder.

(l)                  Section 409A of the Code.  To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Document evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code.  To the extent applicable, the Plan and Award Documents shall be interpreted in accordance with Section 409A of the Code and interpretive guidance issues thereunder.  Notwithstanding any contrary provision in the Plan or an Award Document, if any provision of the Plan or an Award Document contravenes any regulations or guidance promulgated under Section 409A of the Code or would cause an Award to be subject to additional taxes, accelerated taxation, interest and/or penalties under Section 409A of the Code, such provision of the Plan or Award Document may be modified by the Committee without consent of the Participant in any manner the Committee deems reasonable or necessary.  In making such modifications the Committee shall attempt, but shall not be obligated, to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A of the Code.  Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to an Award that is subject to Section 409A of the Code to the extent such discretionary authority would contravene Section 409A of the Code or the guidance promulgated thereunder.

11.	Term of the Plan

Unless earlier terminated pursuant to Section 12 hereof, the Plan shall terminate on the tenth anniversary of the Effective Date, except with respect to Awards then outstanding.

12.	Amendment and Termination

Notwithstanding anything herein to the contrary and subject to applicable laws, rules and regulations, the Board may, at any time, terminate or, from time to time, amend, modify or suspend the Plan; provided, however, that no termination, amendment, modification or suspension of the Plan (i) shall be effective without the approval of the stockholders of the Company if such approval is required under applicable laws, rules and regulations, including the rules of the NASDAQ Stock Market or (ii) shall materially and adversely alter or impair the rights of a participant in any Award previously made under the Plan without the consent of the holder thereof and no amendment which increases the Plan Limit shall be effective without stockholder approval (other than in connection with a transaction or event described in Section 9(b) of the Plan).  Notwithstanding the foregoing, the Board shall have broad authority to amend the Plan or any Award under the Plan without the consent of a participant to the extent it deems necessary or desirable to (a) comply with, or take into account changes in or interpretation of applicable tax laws, securities laws, employment laws, accounting rules and other applicable laws, rules and regulations, (b) to take into account unusual or nonrecurring events or market conditions (including, without limitation, the events described in Section 9(b)), or (c) to take into account significant acquisitions or dispositions of assets or other property by the Company participant.